Almost Family, Inc. Steve Guenthner (502) 891-1000 FOR IMMEDIATE RELEASE	Exhibit 99.3 February 25, 2015

Almost Family, Inc. Signs Definitive Agreement
to Acquire WillCare HealthCare
Major acquisition is the second largest in Company history

In a separate release today, the Company also reported
2014 yearend and fourth quarter results.

Louisville, KY, February 25, 2015 – Almost Family, Inc. (Nasdaq: AFAM), a leading provider of home health nursing services, today announced that it has signed a definitive agreement to acquire the stock of WillCare HealthCare (WillCare).  WillCare, a provider of skilled home health and personal care services generated $72 million in revenue in 2014 and currently operates 16 branch locations in three states.  With this acquisition, Almost Family will operate over 230 branches across 15 states and its annual net revenue run rate is expected to approach the $600 million mark.

Strategic Rationale for the Transaction
•
Provides additional scale with $72 million in 2014 revenues: of which $35 million would be classified in our Visiting Nurse segment and $37 million in Personal Care segment.  Our Personal Care segment is now expected to approach $150 million in annual revenue.

•	Adds the important state of New York, significantly expanding AFAM’s current Northeast Cluster
•	Complements existing operations with Ohio and Connecticut branches
•	Offers home office and branch-level synergies between $5.0 million and $7.5 million

Fourth Quarter Earnings Announcement
In a separate release today Almost Family announced its financial results for the three and twelve months ended December 31, 2014.  The Company is reporting and commenting on its earnings in a separate simultaneously released statement to provide clarity to investors on both its earnings and the transaction separately.

Management Comments
William B. Yarmuth, Chairman and CEO of Almost Family, Inc., noted, “We are extremely pleased to announce the combination of WillCare and Almost Family.  We have known Todd and Dave Brason and WillCare for a very long time and have been very impressed with the strong company and brand they have built.  We are honored to have the opportunity to combine with a company of WillCare’s stature.  This combination provides us with a major entry into New York, where $52 million of WillCare’s 2014 revenues were generated, and fills an important gap in our Northeast cluster.  We are very much looking forward to getting through the New York approval process and officially welcoming the employees, patients and referral sources of WillCare into our growing family of homecare providers.”

The Company noted that WillCare is one of the largest proprietary home health operators in the state of New York (a certificate of need state) with 11 branches located in the Buffalo area and in the Hudson Valley area north of New York City.  WillCare also operates 3 branches in Connecticut and 1 in northeast Ohio.  In addition to furthering the Company’s objective of balancing its geography, it also increases the size of its Personal Care segment by nearly one-third.

Todd Brason, Founder and Chairman of WillCare, added, “As we evaluated a variety of potential partners, we carefully selected Almost Family as the one with whom we should entrust the future of our employees and our company.  Given the similarities in our cultures and our values, you can rest assured that the future of WillCare is in the right hands.  Almost Family’s industry-leading qualities, in particular its tradition of being an advocate for the needs of its patients, are an excellent match for our patients, employees and referral sources.  Combined, Almost Family and WillCare are well positioned to build upon the strength of our branch networks and expand our market presence in the northeast.”

The total purchase price for the stock is expected to range from $46 million to $53 million based on earnings prior to closing and subject to a working capital adjustment.  The transaction will be funded from Almost Family’s recently announced new $175 million senior secured revolving credit facility.  Almost Family expects to close the Ohio portion of the transaction in early March. Subject to customary closing conditions and New York regulatory approval, the balance is expected to close in the second half of 2015.  The Company will fund $3 million of the purchase price with the Ohio closing and the balance on closing of the New York and Connecticut operations.  The acquisition is expected to be accretive to EPS in 2015.

In the twelve months ended December 31, 2014 WillCare’s continuing operations generated revenues of $72.4 million and branch level contribution (before home office and one-time items) of $8.9 million including depreciation of $0.1 million.  For the same period, WillCare’s home office costs before one-time items were approximately $6.5 million including depreciation of $0.5 million.  Almost Family expects transition of home office functions and integration activities to take place over the period from closing through mid-2016.  Based on WillCare’s 2014 home office costs, the Company expects home office synergies between $4 million and $5 million.  Branch level synergies are expected to be between $1 million and $2.5 million.  One-time transaction costs, severance, wind-down, lease abandonment and transition costs are expected to be between $1.5 million and $3.0 million incurred over the period from closing through mid-2016.

About Almost Family, Inc.
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations (following the closing of the WillCare transaction) in Florida, Ohio, Tennessee, New York, Connecticut, Kentucky, New Jersey, Massachusetts, Georgia, Pennsylvania, Indiana, Missouri, Illinois, Mississippi and Alabama (in order of revenue significance).  Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment and a personal care segment.  Altogether, with this transaction, Almost Family will operate over 230 branch locations in fifteen U.S. states.

Forward Looking Statements
All statements, other than statements of historical facts, included in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," estimate," "project," anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained; the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations, including obtaining synergies, integration objectives and anticipated timelines; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; and the Company’s self-insurance risks.  For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2013, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.”  The Company undertakes no obligation to update or revise its forward-looking statements.